EXHIBIT 99

NEWS

                                CONTACT: Anna Cordasco/Stephanie Pillersdorf Sard Verbinnen & Co
                                          (212) 687-8080



                ROHN INDUSTRIES ANNOUNCES RESIGNATION OF CFO
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     PEORIA, IL, JANUARY 7, 2000 - ROHN Industries, Inc. (Nasdaq: ROHN), a
leading provider of telecommunications infrastructure equipment for the wireless and fiber optic industry, announced today that Maureen Bellantoni, Executive Vice President, Finance & Administration and Chief Financial Officer, has resigned effective February 4, 2000, to assume the position of Chief Financial Officer of Burger King North America. Brian B. Pemberton, President and Chief Executive Officer, ROHN Industries, will act as interim Chief Financial Officer while ROHN seeks a replacement for Ms. Bellantoni.

     In commenting on Ms. Bellantoni's pending departure, Mr. Pemberton stated: "While this is an exceptional opportunity for Maureen, we are clearly disappointed with her decision. We intend to move expeditiously to identify and recruit a highly qualified chief financial officer to replace her."

     Pemberton continued: "Both management and the Board remain committed to increasing shareholder value and are focused on growth and profitability in a dynamic telecommunications infrastructure industry."

     The Company has retained the executive search firm of Russell Reynolds Associates to assist in the recruitment of a new CFO.

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry. The Company's products include towers, equipment enclosures/shelters, cabinets, poles and antenna mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; and Bessemer, Alabama.